Exhibit 10.13

March 25, 2020

David Domzalski

520 U.S. Highway 22, Suite 204
Bridgewater, NJ 08807

Dear David,

This letter agreement (the “Agreement”) contains the terms and conditions of your employment with Foamix Pharmaceuticals Inc. (the “Company”), a subsidiary of Menlo Therapeutics Inc. (“Menlo”), effective as of March 9, 2020 the (the “Effective Date”). Unless stated otherwise below, this Agreement will supersede your previous employment agreement with the Company, dated November 27, 2017 (the “Previous Employment Agreement”). You may be interchangeably referred to as “you” or “the Executive” within this Agreement. Additionally, where the context permits, references to “the Company” shall include the Company, its subsidiaries and affiliates and any successor thereto. The terms and conditions of this Agreement are as follows:

1.                  Term of Employment. The Executive’s employment with the Company commenced as of the Effective Date. The terms and conditions of this Agreement shall be effective as of the Effective Date and will, unless earlier terminated in accordance with the terms and conditions of Section 8 of this Agreement, continue for an unfixed period. The period during which the Executive is employed under this Agreement is referred to as the “Employment Term.”

2.                  Position and Reporting. During the Employment Term, the Executive will serve in the position of CEO of Menlo and will report directly to Menlo’s Board of Directors (the “Board”). The Executive will also be required to communicate regularly with other management and team members as needed in the performance of his duties hereunder.

3.                  Duties and Responsibilities. During the Employment Term, the Executive (i) agrees to render full-time services in performing his duties and responsibilities to the Company and its subsidiaries and affiliates (including Menlo) and will have no other employment and no other business ventures which are undisclosed to the Company or which conflict with his duties under this Agreement and (ii) will have such duties, commensurate with his position, as are assigned to him by the Board from time to time, which duties will include, inter alia, the duties and responsibilities set forth on Exhibit A hereto, subject in each case to the power of the Board to expand or limit such duties and responsibilities.

4.                  Compensation and Benefits.

(a)           Base Salary. The Executive will receive an annual base salary equal to US$616,000, payable in accordance with the Company’s normal payroll practices as in effect from time to time (the “Base Salary”). Such Base Salary shall be reviewed at least annually by the Board or by the Compensation Committee of the Board (the “Committee”), and may be increased in the sole discretions of the Committee, but not decreased.

(b)           Cash Incentive Compensation. The Executive will be eligible to receive additional cash incentive compensation during the Employment Term as follows:

(i)                 In respect of each fiscal year during the Employment Term, the Executive will have the opportunity to earn cash incentive compensation equal to 60% of the Base Salary as in effect on the last day of such period (the “Target Bonus”), up to the maximum bonus opportunity allowable under the applicable annual bonus plan or program in effect from time to time (such maximum bonus opportunity currently being 200% of the Target Bonus), subject to the achievement of both personal and company performance criteria determined by the Board or the Committee, in accordance with the terms of the applicable annual bonus plan or program as shall be in effect from time to time.

(ii)               Any payment to be made under this Section 4 will only be paid to the Executive if he is actively employed by the Company or an affiliate on the payment date; however, without derogating from the generality of the above, where the Executive was employed only part of a year, the Board has full discretion to resolve that any payment under this Section 4 (if any) may be pro-rated in accordance with the portion of the year in which the Executive had been actually employed.

(c)            Equity Incentive Grants. During the Employment Term, the Executive shall be eligible to receive equity-based compensation to be awarded, at the sole discretion of the Committee (and at a level commensurate with the Executive’s position as CEO, as compared to other senior executives of the Company and its affiliates), which may be subject to the achievement of performance targets set by the Committee. All equity-based awards shall be subject to the terms and conditions set forth in the applicable plan and award agreements, and in all cases shall be as determined by the Committee.

(d)           Reimbursement of Expenses. Consistent with its policies as established from time to time, the Company will reimburse the Executive for all business expenses that he reasonably incurs in connection with the performance of his duties hereunder during the Employment Term, as substantiated by appropriate documentation. All such expenses will either be paid directly by the Company or under an expense account arrangement approved and implemented by the Company.

(e)           Paid Time Off.

(i)                 The Executive will be entitled to a total of 25 business days of paid vacation and sick days per calendar year during the Employment Term (pro-rated for any partial year) in accordance with the Company’s vacation policy as in effect from time to time. Vacation and sick days accrue ratably over the calendar year at the rate of 1.66 days per month and accrued but unused vacation and sick days may be carried over to the next year up to a cap of 5 days.

(ii)              The Executive will be entitled to additional paid time-off in respect of federal holidays in accordance with the Company’s policies as in effect from time to time.

(f)            Employee Benefits. During the Employment Term, the Executive and his eligible dependents will be entitled to participate in the Company’s healthcare plan as in effect from time to time (the “Healthcare Plan”) on the same terms as other senior executives of the Company and its affiliates; provided that if no such plan in which the Executive is eligible to participate is in effect at any time during the Employment Term, the Company will reimburse the Executive for any monthly premiums that the Executive pays in securing healthcare coverage for himself and his dependents during the Employment Term, up to a maximum of $4200 per month (the “Healthcare Reimbursement”). All matters of eligibility under the Company’s plans will be determined solely by the carriers providing such insurance.

5.                  Prior Engagement. The Executive hereby represents and warrants that he has received from the Company and its subsidiaries and affiliates, as applicable, all and any payments and benefits due to him with respect to his employment under the Previous Employment Agreement and its termination. Notwithstanding the above, the Executive acknowledges that the commencement date for the calculation of his seniority in the Company and its subsidiaries and affiliates, for the purpose of all rights and benefits owed to him under law and this Agreement, shall commence as of April 14, 2014 and that the terms and conditions of the Executive’s employment with the Company are exclusively and in all respects settled and determined under this Agreement.

6.                  Restrictive Covenants.

(a)           Non-Competition. The Executive recognizes that, in the event his employment with the Company is terminated for any reason, whether voluntarily or involuntarily, his knowledge of the Confidential Information (as defined below) and trade secrets of the Company and its subsidiaries and affiliates and his role in the Company and its business may allow him to compete or to assist a third party to compete unfairly with the Company or its subsidiaries or affiliates. The Executive shall not, in any manner whatsoever, directly or indirectly, anywhere in the world where the Company conducts its business, both during his employment hereunder and for 12 months following the termination of his employment with the Company for any reason (the “Restricted Period”), (i) form, carry on, engage in or be concerned with or interested in (financially or in any other capacity); (ii) advise, lend money to, guarantee the debts or obligations of or permit the Executive’s name or any part thereof to be used in the promotion or advancement of; or (iii) be employed by or render any services (as an employee, independent contractor, consultant, or otherwise) to, any individual or other entity engaged in, or concerned with or interested in, any business that develops or commercializes foam or topical tetracycline antibiotics or is otherwise directly competitive with, the business of the Company and its subsidiaries and affiliates (i.e., any compound that is the same or substantially similar to a compound being developed or sold by the Company or any of its subsidiaries or affiliates) (each, a “Competitive Business”), in each case without the prior written consent of the Company.

(b)           Non-Solicitation. The Executive will not, in any manner whatsoever, directly or indirectly, without the prior written consent of the Company, at any time during the Restricted Period:

(i)                 induce or endeavor to induce (A) any employee of the Company or any of its affiliates to leave employment with the Company or any subsidiary or affiliate or (B) any consultant or contractor of the Company or any of its subsidiaries or affiliates to terminate its relationship as such with the Company or any such subsidiary or affiliate during any period of time that the business services provided, directly or indirectly, by such consultant or contractor are exclusively or primarily being provided to the Company and its subsidiaries or affiliates, provided, that this clause (i) shall not preclude customary non-targeted recruiting efforts or general solicitations that are not specifically directed to, but which may have the effect of causing an employee, consultant or contractor to leave the employment or arrangement with the Company or any subsidiary or affiliate;

(ii)               employ or attempt to employ or assist any individual or other entity to employ any employee of the Company or any subsidiary or affiliate or to retain any consultant or contractor during any period of time that the business services provided, directly or indirectly, by such consultant or contractor are exclusively or primarily being provided to the Company or any subsidiary or affiliate, provided, that this clause (ii) shall not preclude an employer of the Executive from offering employment or consulting or contracting services to anyone without the direct or indirect assistance of the Executive; or

(iii)              for the purpose of competing with the Company or any of its subsidiaries, solicit, endeavor to solicit or otherwise interfere with the relationship of the Company or any subsidiary or affiliate with, any individual or other entity that: (A) is a customer or supplier of the Company or any subsidiary or affiliate at the date hereof and/or at the date of any termination of the Executive’s employment, (B) was a major customer or supplier of the Company or any subsidiary or affiliate at any time within 24 months prior to the date of any termination of the Executive’s employment; or (C) has been pursued as a prospective major customer or supplier by or on behalf of the Company or any subsidiary or affiliate at any time within 12 months prior to the date of any termination of the Executive’s employment, and in respect of whom the Company or any subsidiary or affiliate has not determined to cease all such pursuit.

(c)           Confidentiality. The Executive acknowledges that by reason of the Executive’s employment with the Company, he will have access to Confidential Information and trade secrets of the Company and its subsidiaries and affiliates, and that such Confidential Information and trade secrets are essential components of the business of the Company and its subsidiaries and affiliates, and are proprietary and would be of great value and benefit to competitors of the Company and its subsidiaries and affiliates. “Confidential Information” includes anything respecting the Company and its subsidiaries and affiliates or their respective businesses or operations, and which is not made readily available to the general public including, but not limited to: (a) the identities, contact information, buying habits or practices of any of the Company’s customers; (b) the Company’s advertising and marketing strategies, methods, research and related data; (c) the names of any of the Company’s vendors or suppliers; (d) the cost, type and quantity of materials and/or supplies ordered by the Company; (e) the prices at which the Company obtains or has obtained or sells or has sold its products or services; (f) the Company’s costs, methods and objectives (including those methods licensed from other entities); (g) any technical information owned or created by the Company or licensed from another entity; (h) any inventions, techniques or proprietary methods; (i) any pending or issued patents; (j) financial or tax records; (k) personal information belonging to the Company’s current or former employees, owners and/or customers unrelated to terms or conditions of employment (including, but not limited to, Social Security numbers, birthdates, home addresses and telephone numbers, banking or credit card information, and medical information) (l) any “trade secrets” as such term is defined in the Uniform Trade Secrets Act, Defend Trade Secrets Act, New Jersey Trade Secrets Act and applicable common law or any other Confidential Information of, about, or concerning the business of the Company; and/or (m) such other Confidential Information or data of any kind, nature, or description as may be designated as “Confidential” from time to time by the Company. The Executive agrees that both during and after his employment with the Company, he will not disclose to any individual or other entity, except in the proper course of his employment, or use for his own purposes or for purposes other than those of the Company or its subsidiaries and affiliates, any Confidential Information or trade secrets of the Company or its subsidiaries or affiliates, acquired by the Executive. If information enters the public domain, except as a result of a breach of this Section 6(c) by the Executive or a breach of another confidentiality agreement to which the Company or any subsidiary or affiliate is a party, the information will not be deemed Confidential Information or a trade secret protected by this Section 6(c). If the Executive is compelled by law to disclose Confidential Information or trade secrets of the Company or its subsidiaries and affiliates, pursuant to subpoena, an order from a court of competent jurisdiction, or other applicable legal authority, the Executive may disclose such Confidential Information or trade secrets to the extent so required, but will, if possible, (i) provide reasonable advance notice of the subpoena, court order, or legal authority to the Company, and (ii) afford the Company the reasonable opportunity to take legal action to contest, challenge, narrow or otherwise limit or condition the disclosure.

(d)           Exceptions. Nothing in this Agreement prohibits Employee from reporting an event that he reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the Defend Trade Secrets Act (“DTSA”). Under the DTSA, no individual will be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that is: (A) made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document that is filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. Further, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except as permitted by court order. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement the Executive has with the Company shall prohibit or restrict the Executive from making any voluntary disclosure to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

(e)           Nondisparagement. The Executive covenants that during and following the Employment Term, the Executive will not disparage or encourage or induce others to disparage the Company or its subsidiaries and affiliates, together with all of their respective past and present directors and officers, as well as their respective past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers and each of their predecessors, successors and assigns (collectively, the “Company Entities and Persons”). The term “disparage” includes, without limitation, comments or statements adversely affecting in any manner (i) the conduct of the business of the Company Entities and Persons, or (ii) the business reputation of the Company Entities and Persons. Nothing in this Agreement is intended to or shall prevent the Executive from providing, or limiting testimony in any judicial, administrative or legal process or otherwise as required by law, prevent the Executive from engaging in truthful testimony pursuant to any proceeding under this Section 6 or Section 7 below or prevent the Executive from making statements in the course of doing his normal duties for the Company.

(f)            Intellectual Property. The Executive’s written and otherwise tangible work product rendered pursuant to this Agreement is works for hire, and is the sole property of the Company. The Executive shall retain no rights in such written and otherwise tangible work product. The Executive hereby assigns to the Company any and all right, title and interest he may have in any written and otherwise tangible work product which he may invent and assist in inventing, while performing the services pursuant to this Agreement. The Executive hereby assigns to the Company any interest he may have in any inventions, patents, designs, trade names, trademarks, service marks or other forms of intellectual property which he may create or assist in the creating in the course of his provision of services pursuant to this Agreement. The Executive shall disclose to the Company all art which he has invented in the course of rendering services pursuant to this Agreement. The Executive shall assist the Company in securing protection of intellectual property by signing agreements, assignments and other documents.

(g)           Cooperation. The Executive shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events during the Executive’s employment hereunder. The Company shall reimburse the Executive for the Executive’s reasonable travel expenses incurred in connection with the foregoing, in accordance with the Company’s policies and subject to the delivery of reasonable support for such expenses.

(h)           Blue Pencil. It is the intent and desire of the Executive and the Company that the provisions of this Section 6 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 6 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(i)             Survival. The Executive’s obligations under this Section 6 shall survive the termination of the Employment Term.

(j)             Restrictions Reasonable. The Executive confirms that all restrictions and covenants in this Section 6 (the “Restrictive Covenants”) are reasonable and valid, and waives all objections to and defenses to the strict enforcement thereof.

7.                  Remedies for Breach of Obligations under Section 6 hereof. The Executive acknowledges that the Company and its subsidiaries and affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if the Executive breaches the Executive’s obligations under Section 6 hereof. Accordingly, Executive agrees that the Company and its subsidiaries and affiliates will be entitled, in addition to any other available remedies, to obtain injunctive or other equitable relief against any breach or prospective breach by the Executive of the Executive’s obligations under Section 6 hereof in any Federal or state court sitting in the State of New Jersey or, at the Company’s election, in any other state in which the Executive maintains the Executive’s principal residence or the Executive’s principal place of business, without the necessity of showing actual damages or that money damages would not afford an adequate remedy. The Executive hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its subsidiaries and affiliates to obtain that injunctive relief, and the Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by the Executive to the Company, or in any other manner authorized by law. Any equitable relief shall be in addition to, and not instead of, legal remedies, monetary damages or other available relief.

8.                  Termination of Employment.

(a)           Termination by the Company for Cause; Voluntary Termination.

(i)                 The Company may terminate the Executive’s employment for Cause at any time immediately upon notice. For purposes of this Agreement, “Cause” means (1) the Executive’s commission of an act of fraud or dishonesty in the course of his employment hereunder; (2) the Executive’s indictment, conviction or entering of a plea of nolo contendere for a crime constituting a felony; (3) the Executive’s gross negligence or willful misconduct in connection with his employment hereunder; (4) the Executive’s willful and continued failure to substantially perform his duties hereunder; (5) the Executive’s breach of any of the Restrictive Covenants; or (6) a material breach of this Agreement or any other agreement, plan or arrangement by and between the Executive and the Company or any of its subsidiaries and affiliates or any policy of the Company or any of its subsidiaries and affiliates by the Executive.

(ii)               The Executive shall have the right to resign at any time by giving the Company 30 days’ notice of the termination date, subject to the Company’s right, at its election, to reduce the duration of the notice period upon notice to the Executive, in which case the last day of the reduced notice period shall constitute the date of termination.

(iii)              In the event of any such termination pursuant to this Section 8(a), the Company will have no further liability to the Executive except for payment of (1) any earned but unpaid base salary, (2) any incurred but unreimbursed business expenses, and (3) any accrued but unused vacation and sick days that exist as of the date of the Executive’s termination of employment (together, the “Accrued Benefits”).

(b)           Termination Without Cause or For Good Reason. The Company may terminate the Executive’s employment at any time without Cause or the Executive may resign at any time for Good Reason (as that term is defined herein) upon 30 days’ advance notice to the other party (in each case, a “Qualifying Termination”), subject to the Company’s right, at its election, to reduce the duration of the notice period upon notice to the applicable party, in which case the last day of the reduced notice period shall constitute the date of termination. In the event of such a Qualifying Termination, the Executive will receive the Accrued Benefits and, if the Executive (1) executes a commercially reasonable release of any and all claims arising from, or related to, the Executive’s employment with the Company, which release shall be in substantially the form attached as Exhibit B hereto (the “Release”), and the applicable revocation period with respect thereto expires within 30 days following the date of termination; and (2) continues to comply with all restrictive covenants and all other material ongoing obligations to which he is subject (the “Obligations”), then the Company shall:

(i)                 provide the Executive with a lump sum cash payment in an amount equal to 100% of the Executive’s Base Salary then in effect, which shall be paid within 60 days following the date of termination;

(ii)               if the Executive qualifies for and timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), continue to make monthly contributions in respect of the Executive’s coverage under the Healthcare Plan for 12 months following the date of termination, in each case, in an amount equal to the contribution the Company would have made if the Executive had continued to be an active employee (assuming the applicable rates in effect as of the date of the Executive’s termination of employment); provided that, the Company’s obligations under this Section 8(b)(ii) shall terminate on the earlier of (i) the date on which the Executive enrolls in a group health plan offered by another employer and (ii) the date on which the Executive is no longer eligible for continuation coverage under COBRA; provided further that, notwithstanding the foregoing, in the event such Company contributions, may, in the Company’s reasonable view, result in tax or other penalties on the Company, this provision shall terminate and the parties shall, in good faith, negotiate for a substitute provision that provides substantially a similar benefit to the Executive but does not result in such tax or other penalties; and

(iii)              cause any then-unvested RSUs and options to purchase Menlo common stock held by the Executive to become fully vested and exercisable and provide that such options remain exercisable for ninety days following the date of termination (the “Equity Acceleration”).

(c)           Qualifying Termination in Connection with Change in Control. Notwithstanding anything set forth in Section 8(b), if a Qualifying Termination occurs within the period that is one year following a Change in Control (as defined in the Menlo 2019 Equity Incentive Plan; provided that, for the avoidance of doubt, the transactions that occurred on and as of the Effective Date by and between Menlo, Foamix Pharmaceuticals Ltd. and their respective subsidiaries and affiliates shall not constitute a Change in Control), then the Executive will receive the Accrued Benefits and, if the Executive (1) executes a Release and the applicable revocation period with respect thereto expires within 55 days following the date of termination and (2) continues to comply with all Obligations the following will occur:

(i)                 the Executive shall be paid a lump sum cash amount equal to 1.5 times the sum of the Executive’s Base Salary then in effect and the Executive’s Target Bonus for the year of termination, which shall be paid within 60 days following the date of termination;

(ii)               the Executive shall be paid a lump sum cash amount equal to the Target Bonus for the year of termination multiplied by a fraction, the numerator of which is the number of days the Executive was employed with the Company during the calendar year in which the date of termination occurs, and the denominator of which is 365, which shall be paid within 60 days following the date of termination;

(iii)              if the Executive qualifies for and timely elects continuation coverage under COBRA, the Company will continue to make monthly contributions in respect of the Executive’s coverage under the Healthcare Plan for 18 months following the date of termination, in each case, in an amount equal to the contribution the Company would have made if the Executive had continued to be an active employee (assuming the applicable rates in effect as of the date of the Executive’s termination of employment); provided that, the Company’s obligations under this Section 8(c)(ii) shall terminate on the earlier of (i) the date on which the Executive enrolls in a group health plan offered by another employer and (ii) the date on which the Executive is no longer eligible for continuation coverage under COBRA; provided further that, notwithstanding the foregoing, in the event such Company contributions, may, in the Company’s reasonable view, result in tax or other penalties on the Company, this provision shall terminate and the parties shall, in good faith, negotiate for a substitute provision that provides substantially a similar benefit to the Executive but does not result in such tax or other penalties;

(iv)              the Executive will receive the Equity Acceleration.

(d)           Death or Disability. In the event of the Executive’s death or the termination of the Executive’s employment as a result of the Executive’s disability (as determined by the Company in good faith), the Company will have no further liability to the Executive except for payment of the Accrued Benefits. For the avoidance of doubt, a termination of the Executive’s employment pursuant to this Section 8(d) shall not be considered a Qualifying Termination.

(e)           Good Reason. For purposes of this Agreement, “Good Reason” means (i) a material diminution in the Executive’s Base Salary or Target Bonus (provided that failure to earn a bonus equal to or in excess of the Target Bonus by reason of failure to achieve applicable performance goals shall not be deemed Good Reason); (ii) a material diminution of the Executive’s position, responsibilities, duties or authorities from those in effect as of the Effective Date; (iii) any change in reporting structure such that the Executive is required to report to someone other than the Board; (iv) any material breach by the Company of its obligations under this Agreement; or (v) a change in the Executive’s primary work location that increases the Executive’s commute by more than 50 miles. Executive shall provide notice of the existence of the Good Reason condition within 30 days of the date Executive learns of the condition, and the Company shall have a period of thirty 30 days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder.

(f)            Form of Payment for Compliance with Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent that the payments and benefits provided pursuant to this Section 8 are determined to be “deferred compensation” for purposes of Section 409A of the Internal Revenue Code or any successor provision thereto (the “Code”), and to the extent necessary to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the payments and benefits provided pursuant to this Section 8 shall be paid at the same time(s) and in the same form(s) provided in Section 7 of the Previous Employment Agreement, at all times, in accordance with Section 409A of the Code.

9.                  Certain Tax Treatment

(a)           Golden Parachute Tax. To the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other plan or agreement of the Company or any of its affiliates (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, or any similar tax imposed by state or local law, then such payments and benefits shall be reduced to the extent necessary such that no Payment to be made or benefit to be provided to the Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”), but only if such reduction results in a higher after-tax payment to the Executive after taking into account the Excise Tax and any additional taxes (including federal, state and local income taxes, employment, social security and Medicare taxes and all other applicable taxes) that the Executive would pay if such Payments were not reduced. The determination of the amount of Payments that would be required to be reduced to the Limited Payment Amount pursuant to this Agreement and the amount of such Limited Payment Amount shall be made, at the Company’s expense, by a reputable accounting firm selected by the Company (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive within ten (10) days of the date of termination, if applicable, or such other time as specified by mutual agreement of the Company and the Executive. The Determination shall be binding, final and conclusive upon the Company and the Executive, absent manifest error. For purposes of making the calculations required by this Section 9(a), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and rates, and rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority..

(b)           Ordering of Reduction. In the case of a reduction in the Payments pursuant to Section 9(a), the Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.

10.               Executive Representations. The Executive represents and warrants (i) that there is no legal restriction and/or contractual restriction prohibiting him from entering into an employment relationship with the Company, (ii) that by doing so he is not violating any third party’s rights and (iii) that he knows that the Company is employing him based upon this statement.

11.               Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without regard to any choice-of-law rules thereof. The parties agree that the sole and exclusive forum for the adjudication of any disputes arising under this Agreement shall be the New Jersey Superior Court, Somerset County or the United States District Court for the District of New Jersey. The parties irrevocably agree to submit to the jurisdiction of the said courts for that purpose and the laying of venue in the said courts for that purpose. The parties further agree that all disputes submitted to either court shall be tied to the court without a jury and they expressly waive any right to trial by jury of any disputes arising under this agreement, including all statutory claims under federal, state or local law.

12.               Entire Agreement. This Agreement constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to the Executive’s employment, and it cancels and replaces any and all prior understandings and agreements between the Executive and the Company, including the Previous Employment Agreement. All promises, representations, collateral agreements and understandings not expressly incorporated in this Agreement are hereby superseded by this Agreement.

13.               Tax Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as it is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for the Executive with respect to any payment provided to the Executive hereunder, and the Executive shall be responsible for any taxes imposed on the Executive with respect to any such payment.

14.               Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

15.               Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, or delivered by email or facsimile, in each case as follows:

If to the Company:

Menlo Therapeutics Inc.

520 U.S. Highway 22, Suite 204
Bridgewater, NJ 08807

Attention: Head of Human Resources

Telephone: 800.775.7936

Email: ray.steitz@foamix.com

If to the Executive:

Using the information on file in the Company’s payroll records.

16.               Survival. The representations, warranties and covenants of the Executive contained in this Agreement will survive any termination of the Executive’s employment with the Company and its subsidiaries and affiliates.

17.               Amendments. No modification, amendment or variation hereof will be of effect or binding upon the parties hereto unless agreed to in writing by each of them and thereafter such modification, amendment or variation will have the same effect as if it had originally formed part of this Agreement.

18.               Severability. If any covenant or provision contained herein is determined to be void, invalid or unenforceable in whole or in part for any reason whatsoever, it will not be deemed to affect or impair the validity or enforceability of any other covenant or provisions hereof, and such unenforceable covenant or provisions or part thereof will be treated as severable from the remainder of this Agreement.

19.               Waiver. No waiver by the parties hereto of any breach of any condition, covenant or agreement hereof will constitute a waiver of such condition, covenant or agreement except in respect of the particular breach giving rise to such waiver.

20.               Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Executive and the Company during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. Notwithstanding anything set forth in Section 8 to the contrary, to the extent necessary to avoid accelerated taxation and/or tax penalties under Section 409A, the “Payment Commencement Date” shall be the 60th day following the date of termination. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

[Signature Page Follows]

Yours sincerely,

MENLO THERAPEUTICS INC.

	By:	/s/ Rex Bright
	Name:	Rex Bright
	Title:	Chairman of the Compensation Committee of the Board of Directors

ACKNOWLEDGED AND AGREED:

/s/ David Domzalski
David Domzalski

[Signature Page to Agreement]

Exhibit A

Duties and Responsibilities

The Chief Executive Officer has a deep passion for the company’s mission, sets and fulfills strategic vision, oversees all operations and steers the organization through hands-on executive leadership.

The CEO will:

•	Report to the Board of Directors and have responsibility for managing the Company, both internally and externally.

•	Establish rapport and a solid working relationship with the Board.

•	Provide the necessary reporting materials and communicate effectively and openly to the Board.

•	Provide the vision, leadership, and teamwork necessary to build an organization capable of achieving its maximum potential.

•	Assume full strategic, financial and operational responsibility for continuing the transformation of the Company from a research phase to a market-driven, successful commercial specialty pharmaceuticals company.

•	Build and lead the management team on key strategic business issues and have accountability for operational planning and successful execution.

•	Have full P&L responsibility and accountability while managing existing cash, raising additional capital as necessary from institutional investors or other sources to build the Company into a high growth entity.

•	Strategize, layout, and implement FDA and other regulatory approval pathways along with a strong, well thought-out product development, clinical, and reimbursement strategy.

•	Provide strategic input and leadership on decision making issues affecting the organization; specifically relating to business development and the evaluation of potential mergers, acquisitions or partnerships.

•	Continue to grow a robust IP portfolio building upon the current IP and protecting new IP.

•	Assure that the Company has adequate human resources to meet its objectives, while closely managing the cash burn rate in order to bring the Company to product launch and commercialization.

•	Evaluate the operational strategy of the company and ensure that timelines are met to ensure the Company achieves commercial readiness.

•	Lead day-to-day operations by demonstrating a visible presence, an emphasis on effective communications, superior goal clarity, and organized problem solving.

•	Work with the senior management team to align priorities, create a sense of urgency, hold accountable, work as a cohesive team, and achieve effective results.

•	Evaluate industry trends and be proactive in altering products and marketing strategies to enhance the financial value of the Company.

•	Develop rapport with key opinion leaders, clinicians, associations, and the financial community.

•	Create and maintain a culture that enables optimal creativity, connectivity, open communication, accountability, and a sense of urgency.

•	Mentor and inspire the organization towards excellence providing support, challenges, and professional growth for the senior team and extended staff.

Exhibit B

Form of Release

In consideration for the payments set forth in Section 8 of the Employment Agreement, made and entered into as of [●], by and between Foamix Pharmaceuticals Inc., a New Jersey corporation (the “Company”), and David Domzalski (the “Executive”), (together, the “Parties”), Executive agrees to the following:

(a)                           Executive represents that Executive has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court.

(b)                           Executive hereby forever releases and discharges the Company and its parents, subsidiaries, affiliates, predecessors, successors, and assigns, as well as each of its past and present officers, directors, employees, agents, attorneys, and stockholders (collectively, the “Company Released Parties”) from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the Company Released Parties arising out of, or relating in any way to, Executive’s employment or other relationship with, or separation from, the Company, or otherwise relating to the Company Released Parties from the beginning of time to the Effective Date (as defined below). This release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal, or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act, as amended, Section 806 of the Sarbanes-Oxley Act, the Dodd-Frank Act, the Family and Medical Leave Act, as amended, any claims arising under the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, retaliation claims under the New Jersey Workers’ Compensation Law, the New Jersey Equal Pay Act, the New Jersey Civil Union Act, the New Jersey Smoking Law, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; provided, however, that this release does not waive, release or otherwise discharge any claim or cause of action arising from a breach of this agreement or that cannot legally be waived, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits, unemployment benefits and any claims for indemnification under applicable law.

(c)                           This agreement shall not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or from voluntarily communicating with, or participating in any investigation or proceeding that may be conducted by, any governmental agency, regulatory authority or self-regulatory organization concerning possible violations of law, including providing documents or other information in that connection to any governmental agency, regulatory authority or self-regulatory organization, in each case without notice to the Company or any other Company Released Party.

(d)                           Executive acknowledges that (i) the Company has advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing, to the extent Executive wishes to do so, prior to executing this agreement, (ii) Executive has carefully read and fully understands all of the provisions of this agreement, (iii) Executive is entering into this agreement, including the releases set forth in this agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration that is in addition to any consideration Executive would otherwise be entitled to receive, (iv) the release in this agreement applies to and covers all claims against the Company and the other company-related released parties, including those under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and its implementing regulations whether or not Executive knows or suspects them to exist at the present time, and (v) this release does not govern any rights or claims that might arise under the ADEA after the date this agreement is signed by the Parties.

(e)                           CONSIDERATION AND REVOCATION PERIODS

(i)       Executive acknowledges that Executive has been given at least [twenty-one (21)/forty-five (45)]1 calendar days to consider the terms of this agreement, although Executive may sign it sooner. Executive agrees that any modifications, material or otherwise, made to this agreement, does not restart or affect in any manner the original [twenty-one (21)/forty-five (45)]2 calendar day consideration period, which began to run on the date when the Company provided this agreement to Executive.

(ii)       Executive has seven (7) calendar days from the date on which Executive signs this agreement to revoke consent to the terms of this agreement. Notice of such revocation must be received within the seven (7) calendar days referenced in the preceding sentence.

(iii)       In the event of such revocation by Executive, this agreement shall be null and void in its entirety and neither Executive nor the Company shall have any rights or obligations under this agreement.

(iv)       Provided that Executive does not revoke this agreement, this agreement shall become effective on the eighth (8th) calendar day after the date on which Executive signs it (the “Effective Date”).

[Signature Page Follows]

1 Appropriate review period to be determined at the time of separation.

2 Appropriate review period to be determined at the time of separation.

IN WITNESS WHEREOF, David Domzalski and Foamix Pharmaceuticals Inc. have executed this agreement as of the first date set forth below.

FOAMIX PHARMACEUTICALS INC.	DAVID DOMZALSKI

By:
Name:
Title:

Date:	Date: